NOTICE TO TRANSFER AGENT

This Notice to Transfer Agent, dated as of May 24, 2019, is made pursuant to the Fourth Amended and Restated Transfer Agency and Service Agreement, as amended, (the “Agreement”), dated as of July 1, 2010, between AIM Investment Securities Funds (Invesco Investment Securities Funds) (the “Trust”) and Invesco Investment Services, Inc. (“IISI”).

WHEREAS, the above-named parties entered into the Agreement for the purpose of having IISI perform certain transfer agency services and functions for the benefit of certain shareholders of the Trust; and

WHEREAS, Article 8 of the Agreement provides that additional portfolios of the Trust may be added to the Agreement pursuant to written notice to IISI;

NOW, THEREFORE, the parties agree as follows:

1.    Addition of Portfolio. The Trust hereby notifies IISI that the Trust has established the following new series of shares:

New Portfolio	Share Classes Offered

Invesco Oppenheimer Intermediate Income Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Global High Yield Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Government Cash Reserves Fund	A, C, R, Y, R6

Invesco Oppenheimer Government Money Market Fund	Invesco Cash Reserve, C, R, Y, R6

Invesco Oppenheimer Limited-Term Bond Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Limited-Term Government Fund	A, C, R, Y, R5, R6

Invesco Oppenheimer Master Inflation Protected Securities Fund	R6
Invesco Oppenheimer Ultra-Short Duration Fund	A, Y, R6

The Trust also hereby notifies IISI that the Trust desires to add the New Portfolio under the Agreement.

2.    Date of Effectiveness. The addition of the Classes of the New Portfolio under the Agreement shall be effective as of May 24, 2019.

IN WITNESS WHEREOF, the parties have executed this Notice as of the date first above written.

ACKNOWLEDGED AND AGREED:	AIM INVESTMENT SECURITIES FUNDS
INVESCO INVESTMENT SERVICES, INC.	(INVESCO INVESTMENT SECURITIES FUNDS)

By: /s/ William J. Galvin, Jr.	By: /s/ Jeffrey H. Kupor
William J. Galvin, Jr.	Jeffrey H. Kupor
President	Senior Vice President

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